Exhibit 10.1

INDUSTRIAL LOGISTICS PROPERTIES TRUST

Summary of Trustee Compensation

The following is a summary of the currently effective compensation of the Trustees of Industrial Logistics Properties Trust (the “Company”) for services as Trustees, which is subject to modification at any time by the Board of Trustees (the “Board”) or the Compensation Committee of the Board, as applicable:

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Each Independent Trustee receives an annual fee of $50,000 for services as a Trustee, plus a fee of $1,250 for each meeting attended. Up to two $1,250 fees are paid if a Board meeting and one or more Board committee meetings, or two or more Board committee meetings, are held on the same date. The annual fee for any new Independent Trustee is prorated for the initial year.

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Each Independent Trustee who serves as a committee chair of the Board’s Audit Committee, Compensation Committee or Nominating and Governance Committee receives an additional annual fee of $15,000, $10,000 and $10,000, respectively. The committee chair fee for any new Independent Trustee is prorated for the initial year.

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Each Trustee receives a grant of 3,000 of the Company’s common shares of beneficial interest on the date of the first Board meeting following each annual meeting of shareholders (or, for Trustees who are first elected or appointed at other times, on the day of the first Board meeting attended).

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The Company generally reimburses all Trustees for travel expenses incurred in connection with their duties as Trustees and for out of pocket costs incurred in connection with their attending certain continuing education programs.